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                                                                    EXHIBIT 99.1


               WINDROSE MEDICAL PROPERTIES TRUST AGREES TO ACQUIRE
                         22 PROPERTIES FOR $241 MILLION

Indianapolis, Indiana, October 27, 2005 -- Windrose Medical Properties Trust (NYSE: WRS), a self-managed specialty medical properties REIT, announced today that it has agreed to acquire a portfolio of 22 properties for a total purchase consideration of approximately $241 million, subject to customary closing adjustments and other allocations. The portfolio will increase Windrose's asset base by 55% and consists of slightly more than 1.0 million rentable square feet in Arizona, California, Florida and Texas, with 16 of the 22 properties located in Florida.

The transaction is expected to close in the fourth quarter of 2005. As part of the transaction, Windrose will assume approximately $159 million in existing mortgage debt. All but $2.8 million of the mortgage debt is fixed rate with a weighted average interest rate of 5.7%, with the $2.8 million of variable debt bearing interest at LIBOR plus 3.05%. The balance of the purchase price will be paid in cash. Windrose currently has available lines of credit, including the recently announced senior secured revolving credit facility, which provides up to $60 million in availability and potentially an additional $20 million through an accordion feature, with only $1.8 million currently outstanding. In addition, Windrose has received a commitment for a $30 million unsecured bridge loan. The bridge loan provides for a term of nine months from the date of closing of the portfolio acquisition with an interest rate of LIBOR plus 3% or the lender's base rate plus 1.75%.

Fred S. Klipsch, Chairman and Chief Executive Officer, stated, "This portfolio is a significant acquisition for Windrose and will appreciably increase our operating portfolio of high quality revenue generating properties. All of the properties in this portfolio, except one, are medical office buildings with 17 of the 22 properties located on or near well-established hospital campuses. One property is a commercial office building. With close to 60% of the portfolio's rentable square feet located in Florida, this transaction will greatly increase our presence in that expanding healthcare market. At this time, preliminary reviews of the properties do not reveal any visible, substantial damage from hurricane Wilma, but ongoing assessments will be made as electrical services are restored and tenants return to the properties."

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Fred L. Farrar, President and Chief Operating Officer, stated, "An affiliate of the seller will continue to manage the properties under agreements we intend to execute in connection with acquiring these properties, so we plan to add only asset management and accounting capacity to integrate this transaction."

FORWARD-LOOKING STATEMENTS SAFE HARBOR

Some of the statements in this news release constitute forward-looking statements. Such statements include, in particular, statements about our beliefs, expectations, plans and strategies that are not historical facts, statements concerning the acquisition of the 22 properties, completion of projects under development, completion of financings, increases in assets, rentable square feet, and resources available for investment. You should not rely on our forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties, assumptions and changes in circumstances, many of which are beyond our control, which may cause our actual results to differ significantly from those expressed in any forward-looking statement. The factors that could cause actual results to differ materially from current expectations include failure to complete acquisitions or developments, ability to raise additional capital, financial performance and condition of our tenants, adverse changes in healthcare laws, changes in economic and general business conditions, competition for specialty medical properties, our ability to finance our operations, the availability of additional acquisitions, regulatory conditions and other factors described from time to time in filings we make with the Securities and Exchange Commission. The forward-looking statements contained herein represent our judgment as of the date hereof, and we caution readers not to place undue reliance on such statements. We do not undertake to publicly update or revise any forward-looking statement whether as a result of new information, future events or otherwise.